UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 2, 2005

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 2.02  Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition". Additionally, on March 2, 2005, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter ended December 31, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held March 2, 2005

The following report is about LabOne's fourth quarter and fiscal 2004. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue, margins, earnings, tax rates, expansion of services and scope of operations, including laboratory construction, integration of operations and improvements in operating efficiencies, and business growth. Forward-looking statements are not guarantees of future performance or results. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, contractual and logistical limitations, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Company's 2003 Annual Report on Form 10-K and the Company's Form S-3 Registration Statement filed with the SEC on September 10, 2004.

Laboratory testing volumes increased 28% from 9.9 million specimens in 2003, to 12.7 million in 2004. Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, volumes during 2004 increased 7% to 10.6 million. During the year, insurance testing volumes declined by 2% compared to last year while healthcare volumes increased 77% and substance abuse testing volumes increased 44%. Excluding the impact of the Alliance Laboratory Services and Northwest Toxicology acquisitions, healthcare volumes for the year increased 19% and substance abuse volumes increased 14%. During 2004, insurance testing revenues decreased 2%, paramedical revenues increased 20% and other insurance service revenues increased 26% compared to last year. Other insurance revenues include a 37% increase in teleunderwriting revenues compared to last year.

2004 has been an exciting and challenging year with the acquisitions in Cincinnati and Salt Lake City and the associated integration of each. We are pleased that client retention in Cincinnati has exceeded our original expectations. Organic growth combined with the Cincinnati acquisition has strengthened our legitimacy as a focused competitor of healthcare laboratory services, as evidenced by our expanding relationship with Humana and Cigna. We believe this momentum will foster further organic growth and enable expansion into other targeted areas.

Although we are pleased with the results from operations during 2004, as mentioned, we faced numerous challenges during the year. Increased corporate overhead expenses, principally associated with information technology initiatives and compliance with Sarbanes-Oxley, exceeded our original expectations for 2004. The favorable operating margins of our recent acquisitions and the combined efforts of the LabOne management team enabled us to meet these challenges and our goals for the year. I want to express my appreciation to the management team for their dedicated performance.

We continue our search for the CFO successor to John McCarty. To accommodate the search, John has agreed to extend his employment at the Company through April. In addition, the Company has entered into a consulting agreement with John effective May 1.

Healthcare and employment accessions continued to show strong increases compared with a year ago, driving a considerable increase in total specimen count. These gains were offset by lower volume in our traditional insurance laboratory testing.

Insurance laboratory applicants for the quarter were 1,225,000, which was 6% lower than the same period a year ago. Average revenue per applicant tested was $13.54, while gross margins were 49% compared with 47% last year. Gross margins improved due to increased average selling price, a result of increased hepatitis and microalbumin reflexing, as well as a resolution of one-time issues related to the deployment of data capture enhancements. Additional cost improvements were derived from lower reagent costs and lower inbound freight expense.

Volume in healthcare requisitions for the quarter grew 82% over last year, including 16% growth in organic volume in Lenexa, Kansas and 15% from Central Plains Laboratories. Accession counts for the fourth quarter were 1,179,000 compared with 649,000 last year. The increase is attributable to the addition of samples from Alliance Laboratory Services and strong growth in organic markets. Gross margins for the healthcare segment during the quarter were 41%, weighted by lower but improving gross margins in the Cincinnati operation of 35%. Average selling price per requisition was $34.19.

Substance abuse donor volume for the quarter increased 57% to 858,000, driven by 24% organic growth and the addition of acquired samples from Northwest Toxicology. Gross margins for the quarter were 31% including a 32% gross margin in Lenexa compared to 28% for the same period last year, and a 30% gross margin in our Salt Lake City operation, Northwest Toxicology. Average selling price was $12.52 comprised of $11.77 in Lenexa and an average selling price of $15.37 in Salt Lake City. The economy and the addition of new clients are driving improved volumes in pre-employment services.

In our last call we discussed our focus on completing send-out and supply initiatives at Alliance Laboratory Services. During the fourth quarter, we realized significant cost improvements as a result, evidenced in the improved gross margins. Our requisition count in Cincinnati has remained strong during this initial phase of integration. In 2005 we are focused on completing the new facility, which is on target for a July 4th opening, and integrating our laboratory information systems. These subsequent initiatives will improve efficiency, expand capacity, and provide an excellent platform for business continuity planning.

Another significant healthcare initiative underway is our system-wide adoption of image directed cytology. With the aid of imaging, we are expanding our cytology capacity and continuing to internalize volume previously outsourced.

Integration at Northwest Toxicology continued in the fourth quarter, characterized by continued transition of routine urine based clients to Lenexa and planning to move from the existing facility. The facility migration was completed in February, on schedule and on budget. The long term plan is to minimize routine urine and oral fluid testing at the Salt Lake City facility, and enable the expansion of esoteric toxicology testing including medical professional panels, blood drug testing, and specimen validity quantification.

Revenues for the fourth quarter were $120.1 million compared to $92.0 million for the fourth quarter 2003. Compared to revenues for the same quarter last year, risk assessment services increased 8% to $66.9 million, healthcare increased 79% to $42.4 million and substance abuse testing increased 63% to $10.8 million. Excluding the impact of the acquisition of Alliance Laboratory Services in January 2004 and Northwest Toxicology in March 2004, healthcare revenues increased 13% and substance abuse testing revenues increased 21% compared to the fourth quarter last year. The company reported net income of $7.9 million or $0.45 per diluted share compared to $5.7 million or $0.33 per diluted share for the fourth quarter 2003. Results for the fourth quarter 2004 benefited from a $1.2 million adjustment, or $0.07 per diluted share, related to state and federal income taxes, and $0.5 million pre-tax adjustment, or $0.02 per diluted share, associated with a favorable sales tax settlement. The $1.2 million adjustment for state and federal income taxes reflects the recognition of a deferred tax asset resulting from the elimination of contingencies associated with the 1999 HPIP Kansas State credits earned. This recognition both increases the effective tax rate and stabilizes such rate for future reporting.

Operating earnings for the fourth quarter were $11.6 million compared to $9.8 million for the same period last year, an increase of $1.8 million or 18%. Fourth quarter 2004 operating earnings comprised $12.6 million for risk assessment, $8.1 million for healthcare and $2.2 million for substance abuse testing, offset by $11.3 million for corporate selling, general and administrative expenses. This compares to operating earnings of $12.6 million for risk assessment, $5.5 million for healthcare and $1.1 million for substance abuse testing, offset by $9.4 million for corporate selling, general and administrative expenses for the same period in 2003. For the fourth quarter 2004, operating earnings included $1.9 million and $0.2 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

For the year ended December 31, 2004, the company reported revenues of $468.2 million compared to $346.0 million last year. Compared to revenues for the prior year, risk assessment services increased 13% to $261.1 million, healthcare increased 88% to $166.7 million and substance abuse testing increased 51% to $40.4 million. Revenues attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology were $59.2 million and $10.3 million, respectively. Net income for the year was $26.7 million or $1.53 per diluted share compared to $20.7 million or $1.23 per diluted share in 2003.

For the year ended December 31, 2004, operating earnings were $45.1 million compared to $35.5 million last year. For the year, operating earnings comprised $51.0 million for risk assessment, $28.0 million for healthcare and $7.3 million for substance abuse testing, offset by $41.2 million for corporate selling, general and administrative expenses. This compares to operating earnings of $47.3 million for risk assessment, $17.8 million for healthcare and $4.6 million for substance abuse testing, offset by $34.2 million for corporate selling, general and administrative expenses in 2003. Operating earnings during 2004 included $3.9 million and $0.9 million associated with Alliance Laboratory Services and Northwest Toxicology, respectively.

Working capital increased $25.5 million compared to December 31, 2003 principally attributable to an increase in cash and cash equivalent balances associated with the issuance of the over-allotment of convertible debentures during the third quarter. Long-term debt and current maturities were $113.6 million at the end of the year, an increase of $55.5 million from December 2003, principally attributable to the acquisitions of Alliance Laboratory Services and Northwest Toxicology during the first quarter 2004 and the issuance of the over-allotment of convertible debentures. Net cash from operations for the year ended December 31, 2004 was $48.0 million compared to $23.9 million for 2003. Capital expenditures for 2004 were $24.0 million compared to $9.7 million in 2003. Capital expenditures for the year include $8.4 million associated with the new laboratory facility in Cincinnati. Acquisitions of businesses during 2004 were $60.5 million compared to $13.3 million in 2003.

Question and Answer Session:

Q:    Can you give us a little color on the SG&A cost - obviously they were up. Any one-time issues? Can you breakout Sarbanes-Oxley and anything else that might be more one-time in nature?

A:    In the fourth quarter we had about $300,000, a little over a penny, related to my severance and recruiting costs associated to my successor. Compared to the third quarter, our audit expenses were up $400,000 for the quarter. This really represents the finalization of hours spent on the part of both Price Waterhouse Coopers as well as the finalization of the attestation cost associated with the audit. And then we also had an increase compared to the third quarter of about $200,000 associated with deprecation. That's principally IT initiatives. Also it does include some Sarbanes-Oxley along with those initiatives.

Q:    If I looked at your organic health care revenue growth in the first three quarters of the year, it was above 20 percent, and it looks like in the fourth quarter it was 13 percent - actually 13.5 is what I come up with. Any comments on that moderation?

A:    We had some difficulties with the weather, certainly, in the fourth quarter with the clinical business. In terms of our growth in our clinical business, no, there was no real attrition in the business. Our business remains very robust, and we are still very active in the marketplace and picking up new accounts.

Q:    Would you like to comment on whether without those weather difficulties would you have been up in the 20-percent area?

A:    It's difficult to quantify whether or not we would have been at that level or not, but certainly we would have been up. We also experienced I think a little more pronounced seasonality in the fourth quarter than we had in previous quarters as well. And risk assessment segment was also impacted to some degree by the hurricanes. There obviously wasn't a lot of underwriting activity going on in Florida.

Q:    I was wondering about the margins in the risk assessment business. It seems we were a little bit lower than we were looking for and they have been. If you could talk about that a little bit more.

A:    As we've discussed before, the margins as a percentage relative to the areas of growth, which is paramedical testing and tele-underwriting, are going to be lower, but the gross profit contribution from those services is higher than from the laboratory. So as we see a mix shift to greater volumes in paramedical or greater revenue contribution from paramedical services and tele-underwriting, you're going to see some margin percentage erosion, although with a more significant contribution to gross profit.

Q:    Where would you think that might start to mature a little bit or - how should we think about that going forward, the rate of deterioration?

A:    I think as we articulated with our forecast regarding 2005, we mentioned that the risk assessment segment growth, which was five to six percent growth in 2005 versus 2004, is predominantly coming from paramedical examination and from tele-underwriting.

Q:    Then it's just the mix impact there?

A:    Right.

Q:    In terms of the CFO search, I was wondering if you could provide any more color from the Company's perspective on that. It seemed to me that even as late as late last year maybe we were hoping for an announcement a little more quickly. It sounds like with the consulting arrangement with John that you're kind of covered for the short-term. But can you give us some more color on maybe why it's taking a little bit longer?

A:    I think we're fortunate to have John with the Company. And certainly recognizing the importance of the position to the Company, we have the luxury of taking our time. We've had some excellent candidates that have come and interviewed here, and we have some excellent candidates that we'll be interviewing over the next two to three weeks, but recognizing again the importance of that position for the Company and the fact that John's agreed to stay on, we can afford to be very selective in that process.

Q:    Do you have an anticipated timeframe at this point or is it still fairly open-ended?

A:    Really it's still somewhat open-ended.

Q:    With regard to capacity in Cincinnati, how much of a constraint are you feeling now? What kind of volume do you expect? Is there going to be a likely second-half stepwise volume expansion or any noticeable up-tick once the Cincinnati lab is done?

A:    In Cincinnati, we are still in the same laboratory we acquired last January and we haven't moved out of there yet. To your point, we were feeling a pinch in a couple of areas with regard to capacity. Cytology was one of those areas. The move to image directed cytology, and that implementation in Cincinnati is certainly alleviating some of that capacity concern. But with that said, that facility's just not built to put the kind of volume through that we're accustomed to. So we foresee that opening up just as you said in the second half of the year, being able to handle a little bit more elegantly increased volumes. In fact, we're already pleased with where the volumes are today. The ergonomics in the new building, which as we articulated we're anticipating moving into over July Fourth weekend, will be certainly such that we'll have ample capacity in that new facility.

Q:    Are you at a point in the consolidation of recently acquired assets that your appetite for acquisitions may now be stronger?

A:    Absolutely. The pipeline is very full, and we're certainly talking to a number of prospects. We are continuing in our ongoing effort to integrate the operations with Cincinnati and Northwest Toxicology, so we want to be diligent in terms of taking on any new acquisitions. I think as we've talked about before, the timeline from initial introduction to an opportunity to actually closing that opportunity is several months. So I think that fits very well with when we think the integration of Alliance Laboratory Services will be completed in the new facility. And so that's kind of the timeline we're proceeding with. We had been a little more sluggish than in the past in terms of reviewing opportunities to ensure that they didn't overlap with that integration.

Q:    Across all three business lines, I imagine?

A:    The principal focus right now is really health care.

Q:    Can you remind us in terms of your cap ex number for '05 what portion is kind of maintenance, what portion was Cincinnati?

A:    Approximately $8 million was maintenance, another $8 million was development, and the balance, which was about $20 million, is Cincinnati.

Q:    Some companies are moderating their stock option compensation program to ease the impact on the expense. I think in your 2005 guidance back in December you mentioned that it's going to cost you six cents a share this year. Have you moderated your stock option program at all to ease the impact on the bottom line?

A:    In terms of looking at long-term compensation, as all publicly traded companies I think are, we're looking at possibly some other venues as far as a combination of stock options or SARS or restricted stock grants. But it's certainly preliminary at this point in terms of what we'll ultimately select.

Q:    So the guidance for next year in terms of the expense is still a good number?

A:    Correct.

Item 9.01  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated March 2, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: March 4, 2005	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer